Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Brilliant Earth, LLC

San Francisco, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 9, 2021, relating to the financial statements of Brilliant Earth, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Denver, Colorado

September 14, 2021